UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 22, 2013

Date of Report (date of earliest event reported)

WORKDAY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35680	20-2480422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

6230 Stoneridge Mall Road

Pleasanton, California 94588

(Address of principal executive offices)

Registrant’s telephone number, including area code: (925) 951-9000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective November 22, 2013, the Board of Directors (the “Board”) of Workday, Inc. (“Workday”) elected Jerry Yang as a Class I director of Workday, to serve until the 2016 annual meeting of stockholders or until his successor is duly elected . Mr. Yang is the founder of AME Cloud Ventures, a venture capital firm. Mr. Yang also co-founded Yahoo! Inc. in 1995 and served on the Board of Directors until January 2012. He also served as a key member of the executive management team. Mr. Yang served as a director of Yahoo Japan Corporation and Alibaba Group Holding Ltd. until January 2012 and he was a director of Cisco Systems, Inc. from July 2000 to November 2012. He currently serves as a board observer for Lenovo and serves on Stanford University’s Board of Trustees.

Upon his appointment to the Workday Board, Mr. Yang received a one-time grant of 60,000 restricted stock units (“RSUs”), one-fourth of which will vest on December 15, 2014 and 1/16th of which will vest when he completes each three-month period of continuous service thereafter. Mr. Yang has not yet been named to serve on any committee of the Board of Directors of Workday. There are no arrangements or understandings between Mr. Yang and any other persons pursuant to which he was elected as a director. There are no transactions between Mr. Yang and Workday that would require disclosure under Item 404(a) of Regulation S-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2013	Workday, Inc.

/s/ James P. Shaughnessy
James P. Shaughnessy Vice President, General Counsel and Secretary